Exhibit 10.20

April 19, 2010

Donald Thomas

8224 Chambray Court

Plano, TX 75025

Dear Donald:

I am pleased to confirm our offer of employment to join TitleMax.

Your responsibilities have been outlined during your discussions with us. In making this offer, we express not only our recognition of your credentials and accomplishments but also our enthusiasm of you joining TitleMax. The following information explains the provisions of your agreement to join TitleMax:

TERMS OF AGREEMENT

• Position:	Chief Financial Officer

• Status:	Exempt

• Manager:	Tracy Young

• Department:	Accounting & Finance

• Effective Date:	Employment to begin no later than April 26, 2010

•	Base Salary: Will be paid in bi-weekly installments on a graded scale determined below. Please note your salary amount is based upon your effective date.

•	Year One: $300,000

•	Year Two: $325,000

•	Year Three: $350,000

•	Year Four: $375,000

•	Year Five: $400,000

•

Guaranteed Bonus: You are eligible for a guaranteed bonus determined below. You must be a TitleMax employee in good standing at that time to receive any bonus payout. You will be paid a $35,000 (gross) of Year One’s bonus, as a sign-on bonus. This payout will be received on the first paycheck after your start date. Please note your bonus payouts are based upon year end.

•	Year One: $115,000

•	Year Two: $135,000

•	Year Three: $175,000

•	Year Four: $225,000

•	Year Five: $300,000

Thomas, Donald

•	Relocation: You are eligible for relocation benefits as follows:

•

Temporary Housing Allowance: For up to three months of Effective Date, you will reside in the corporate apartment rent free. After the three months, we will provide you a temporary living allowance of $2,000 (net) per month to cover any living expenses for three months.

•

Moving Expenses: TitleMax will pay for the packing and shipping of your household goods and automobile up to $20,000 (net) to an approved professional moving company. Prior to retaining the moving company, you agree to provide three estimates for approval by Tracy Young.

•

Real Estate Transactions: TitleMax will pay up to a maximum of 7.5% (net) of the sales price of your home in Dallas, Texas (up to $41,000) for your use of realtor fees, loan origination fees or other real estate expenses associated with your relocation.

•

Severance: In the event that your employment with TitleMax is terminated involuntarily for no cause, except upon your death or disability, within a period of the first twelve months of employment with the company, you shall receive 3 months of salary paid on the normal pay cycle, $35,000 sign-on bonus, and 3 months of medical reimbursement paid monthly.

In the event that your employment with TitleMax is terminated involuntarily for no cause, except upon your death or disability, after the first twelve months of employment with the company, you shall receive 6 months of salary paid on the company’s normal pay cycle, Prorated Annual Bonus (minimum of 3 months), and 6 months of medical reimbursement.

•

Relocation Repayment: In the event your employment with TitleMax is terminated voluntarily or for cause, except upon death or disability, within a period of 24 months from the date of your employment, you shall reimburse TitleMax, immediately upon demand, all relocation expenses. To the extent any such reimbursement creates additional tax liabilities to TitleMax, the affected relocation expenses will be “grossed up” to offset such liabilities. In the case that your employment is involuntarily terminated for no cause, you have no obligations towards relocation repayment.

•	Paid Time Off: Upon effective date, you will accrue 3.69 hours of Paid Time Off (PTO) per pay period for a total of 12 days per year.

•	Your request for time off for May 24 – 26th, 2010, has been approved in advance and will be paid.

•	Medical Coverage Reimbursement: Medical premium costs (for employee, spouse and/or children) will be reimbursed at the maximum of $750.00 per month.

•

Example: If employee and/or spouse are paying a premium of $150.00 per month, the employee will be reimbursed $150.00. If the employee and/or spouse are paying $820.00 per month, the employee would be reimbursed $750.00 per month. Employee will provide proof of payment as evidence of present cost.

— 15 Bull Street, Suite 200 — Savannah, GA 31401 —

(912) 525-2675 — Fax (912) 525-2679

Thomas, Donald

•

401k Plan: All employees are eligible to participate in the 401k plan during the first open enrollment held six months after the Effective Date. Open enrollments are held four times per year. If you are a participant in the plan, after one full year of service, TitleMax will match 50% up to 6% of your earnings. You must be an active employee on December 31st of the plan year for which the match is calculated.

•	Cell phone: A blackberry will be provided.

Although I may not need to mention, all employment with TitleMax is at the will of either party and, as such, there is no intent to contract for any specific employment period or notice of termination. Your employment is subject to all policies and procedures of TitleMax.

As with all employment offers, this agreement is contingent upon your completion of TitleMax’s complete application process, including, but not limited to satisfactory completion of a background check.

By accepting this offer, you represent that you are not and have not been a party to any agreement(s) which could interfere with your employment with TitleMax, except those which you have identified and, to the extent possible, made available for review. This offer is contingent upon a review of these agreements prior to your start date to insure that you are under no legal restraints with regard to your employment by TitleMax.

This document supersedes all prior verbal and written compensation discussions and agreements.

Confidentiality: It is expressly understood and agreed that all the terms and provisions hereof shall be and remain confidential in nature. You shall keep this Agreement in a secure place and agree not to publish, communicate, divulge, use or disclose, directly or indirectly, for the benefit of yourself or any other, the terms and provisions hereof during the term of this Agreement or any time thereafter. Failure to comply with this shall be deemed to constitute sufficient cause for termination of employment.

Formalities aside, I am very pleased to offer you this position, and I look forward to you becoming part of our TitleMax team. Please don’t hesitate to give me a call if you have any questions on any of the above.

If the above meets with your approval, please sign and return one copy of this letter.

Sincerely,

John Robinson
President

Acceptance:

Signature:	Date: 4/20/2010

— 15 Bull Street, Suite 200 — Savannah, GA 31401 —

(912) 525-2675 — Fax (912) 525-2679